Exhibit 23.1

Consent of Independent Registered Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4
No. 333-131541) and related information statement/prospectus of EarthLink, Inc. for the registration of 2,608,696 shares of its common stock and to the incorporation by reference therein of our reports dated March 7, 2005, with respect to the consolidated financial statements of EarthLink, Inc., EarthLink, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of EarthLink, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

\s\ Ernst & Young LLP

Atlanta, Georgia
March 3, 2006